Ecopetrol Adopts Measures to Guarantee the Adequate Representation of Shareholders at the 2020 Ordinary General Shareholders’ Meeting

In accordance to Colombian Corporate Law and Securities Regulations concerning illegal, unauthorized and unsafe practices by the issuers of securities, the Board of Directors of Ecopetrol S.A. (BVC: ECOPETROL; NYSE: EC) (“Ecopetrol” or the “Company”) approved the following measures to guarantee the adequate representation of the shareholders at the Extraordinary General Shareholders’ Meeting to be held on Friday, March 27, 2020 (the “Meeting”):

1.     Order the Company’s management to inform shareholders of their right to be represented at the Meeting through a proxy and the legal requirements that those proxies must satisfy.

2.     Instruct the Company’s employees to participate in reviewing shareholder proxies and not to accept proxies that do not comply with the requirements established by Colombian law.

3.     Instruct the Company’s management to inform the Company’s managers and employees that they may not recommend to shareholders that they vote a certain way on any specific item.

4.     Instruct the Company’s management to inform the Company’s managers and employees not to suggest, coordinate, or agree with shareholders on the submission of shareholder proposals during the Meeting.

5.     Instruct the Company’s management to inform the Company’s managers and employees not to suggest, coordinate or agree with shareholders voting in favor or against any given shareholder proposal presented at the General Shareholders’ Meeting.

6.     Instruct the Company’s management to inform shareholders that they cannot grant proxies to persons who are directly, or indirectly, part of the Company’s management or employees.

7.     Instruct the Company’s managers to adopt all measures necessary to ensure that the Company’s employees act in neutrally when interacting with shareholders.

8.     Appoint the General Secretary of Ecopetrol as the person responsible for verifying adequate compliance with these measures.

9.     Appoint the Legal Vice-Presidency as the internal division responsible for reviewing shareholders’ proxies.

The measures listed above, adopted by the Board of Directors of Ecopetrol will be made public to the market by the Chairman of the Board of Directors, acting through the Superintendent for Issuers, prior to the Meeting.

  Bogotá, February 24, 2020

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This release contains statements that may be considered forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. All forward-looking statements, whether made in this release or in future filings or press releases or orally, address matters that involve risks and uncertainties, including in respect of the Company’s prospects for growth and its ongoing access to capital to fund the Company’s business plan, among others. Consequently, changes in the following factors, among others, could cause actual results to differ materially from those included in the forward-looking statements: market prices of oil & gas, our exploration and production activities, market conditions, applicable regulations, the exchange rate, the Company’s competitiveness and the performance of Colombia’s economy and industry, to mention a few. We do not intend, and do not assume any obligation to update these forward-looking statements.

For further information, please contact:

Juan Pablo Crane de Narváez

Head of Capital Markets

Phone: (+571) 234 5190

E-mail: investors@ecopetrol.com.co

Jorge Mauricio Tellez

Media Relations (Colombia)

Phone: (+ 571) 234 4329

E-mail: mauricio.tellez@ecopetrol.com.co